EXHIBIT (a)(1)(F)
Notice of Withdrawal
For Tender of ADSs
Pursuant to the Offer to Purchase, Dated June 5, 2024
by
X FINANCIAL
Up to 2 Million
At a Cash Purchase Price of $4.52 per ADS
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 12, 2024, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
The undersigned hereby withdraws the tender of his, her or its American Depositary Shares (the “ADSs”), each representing six Class A ordinary shares, par value $0.0001 per share, of X Financial (the “Company,” “we,” “us” or “our”), pursuant to the offer of the Company to purchase up to 2 million of its ADSs at a price of $4.52 per ADS (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and conditions described in the Offer to Purchase, dated June 5, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and this Letter of Transmittal, the “Offer”).
If you have questions or need assistance, you should contact Broadridge Corporate Issuer Solutions, LLC, the information agent for the offer (the “Information Agent”) at its address and telephone number set forth on Schedule I to the Offer to Purchase. If you require additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, or other related materials, you should contact the Information Agent. Copies will be furnished promptly at the Company’s expense.
All withdrawals of ADSs previously tendered in the Offer must comply with the procedures set forth in Section 4 of the Offer to Purchase.
The undersigned has identified in the table below the ADSs that are being withdrawn from the Offer. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered ADSs in more than one group of ADSs, the stockholder may withdraw ADSs using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.
DESCRIPTION OF SHARES TO BE WITHDRAWN
Number of ADSs:
CUSIP NO:
Name of Tendering Stockholder:
Name of Registered Holder of the ADSs:
For withdrawals of ADSs delivered through The Depository Trust Company (the “Book-Entry Transfer Facility”), this notice of withdrawal (this “Notice of Withdrawal”) should only be used for such withdrawals if the undersigned needs to withdraw ADSs after the Book-Entry Transfer Facility closes, which is expected to occur at 5:00 p.m., New York City time, on the Expiration Date. Otherwise, the Book-Entry Transfer Facility’s form of notice of withdrawal should be used to withdraw such ADSs.
Once the Book-Entry Transfer Facility has closed, if you beneficially own ADSs that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your ADSs, the institution through which your ADSs are held must deliver by overnight courier or mail this Notice of Withdrawal to Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”) prior to 5:00 p.m., New York City time, on the Expiration Date.

If delivering by hand, express mail, courier, or other expedited service:	If delivering via a USPS Service:
Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718
You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit this Notice of Withdrawal on your behalf prior to 5:00 p.m. on the Expiration Date.
This form must be signed below by the applicable Book-Entry Transfer Facility participant as its name appears on a security position listing showing such participant as the owner of the ADSs being tendered. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.
Name of Book-Entry Transfer Facility Participant:
Account Number(s):
Signature(s):
Capacity (Full Title):
Address (and Zip Code):
Telephone Number:
TIN or SSN:
Book-Entry Transfer Facility Participant No.:
Transaction Code Number:
Date:
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification.
Withdrawals may not be rescinded, and any ADSs properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn ADSs may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3 of the Offer to Purchase.